UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 30, 2014

MEDNAX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-12111	26-3667538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Concord Terrace Sunrise, Florida 33323
(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code (954) 384-0175

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On October 30, 2014, MEDNAX, Inc., a Florida corporation (the “Company”), issued a press release announcing the results of its operations for the three months and nine months ended September 30, 2014 (the “Third Quarter Release”). A copy of the Third Quarter Release is attached hereto as Exhibit 99.1 and is hereby incorporated in this Current Report by reference. The information contained in this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement or other document filed by the Company under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1—Press Release of MEDNAX, Inc. dated October 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDNAX, INC.

Date: October 30, 2014	By:	/s/ Vivian Lopez-Blanco
Vivian Lopez-Blanco
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of MEDNAX, Inc. dated October 30, 2014.

Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x-5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports 2014 Third Quarter EPS of $0.86

Board Authorizes Share Repurchase of Up To an Additional $600 Million

Credit Facility Expanded to $1.5 Billion

FORT LAUDERDALE, Fla., October 30, 2014 – MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal, anesthesia, maternal-fetal, pediatric cardiology, and other pediatric physician services, today reported earnings of $0.86 per share for the three months ended September 30, 2014, an increase of 13% over the prior-year period.

For the 2014 third quarter compared to the prior year period, MEDNAX reported:

•	Revenue growth of 12.9 percent to $627 million;

•	Operating income growth of 12.0 percent to $138 million; and

•	Net income growth of 12.0 percent to $86 million.

“Our strong operating results reflect continued success in our active growth strategy,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “Our same-unit growth accelerated from the first half of the year, including improvement in same-unit volumes. We continue to see attractive opportunities in our acquisition pipeline, and have announced nine practice additions in 2014, including one in the third quarter and two so far in the fourth quarter. In addition, we have completed two very complementary non-practice acquisitions, one during the third quarter, which enhance both our ability to deliver value to our physicians and hospital partners and our ability to provide services to non-affiliated physicians. As we continue to expand our national group practice, we will also remain focused on improving our operating efficiency and enhancing our capabilities to support our physicians and hospital partners as they provide great care to our patients.”

MEDNAX also announced today that its Board of Directors has authorized the repurchase of up to an additional $600 million of the Company’s common stock. This authorization is incremental to the Company’s existing authorization to repurchase its common stock up to an amount sufficient to offset the dilutive impact from the issuance of shares under Company’s equity programs. MEDNAX intends to utilize various methods to effect the share repurchases, including, among others, open market purchases, which are expected to commence in the near term, as well as an accelerated share repurchase program. The amount and timing of purchases will depend on several factors, including general economic and market conditions and trading restrictions.

In order to fund future growth as well as the expanded share repurchase program, MEDNAX has replaced its existing $800 million credit facility with an expanded $1.5 billion credit facility, composed of a $1.3 billion unsecured revolving line of credit and a $200 million term loan.

“The authorization of this additional share repurchase program reflects our confidence in the national group practice business model and our ongoing commitment to enhance shareholder value,” said Dr. Medel. “Our primary use of cash will remain focused on the pursuit of acquisitions across all our physician specialties and in support of those specialties, and we see many opportunities to use our capital toward that end. At the same time, we believe that with the combination of our ongoing cash flow from operations and our expanded credit facility, we have sufficient access to capital to continue our acquisition growth strategy while concurrently undertaking shareholder-friendly uses of capital.”

Operating Results

MEDNAX’s net revenue for the three months ended September 30, 2014 increased by 12.9 percent, to $626.5 million, from $554.7 million for the comparable prior-year period, driven by a mix of contributions from acquisitions and same-unit growth.

MEDNAX’s revenue growth attributable to contributions from recently acquired practices was 7.9 percent, while overall same-unit revenue grew by 5.0 percent when compared to the prior year period.

During the three months ended September 30, 2014, MEDNAX recorded parity revenue from payors within those states that are now paying at the Medicare rate for Medicaid services as a result of the Patient Protection and Affordable Care Act. MEDNAX’s third quarter results include approximately $17.2 million in parity revenue that contributed approximately $0.05 to its net income per diluted share, reflecting the impacts of incentive compensation and income taxes, compared to approximately $10.5 million in revenue, or approximately $0.03 per diluted share on a comparable basis, in the prior-year period.

Same-unit growth from net reimbursement-related factors was 2.9 percent. This was principally due to the favorable impact of the parity revenue recorded during the three months ended September 30, 2014 and continued modest improvements in reimbursements received from third-party commercial payors resulting from the Company’s ongoing contract renewal process, partially offset by a slight decrease in revenue from a shift in payor mix to government payors from commercial payors, year-over-year.

On a same-unit basis, the percentage of services reimbursed under government programs shifted by 30 basis points toward a higher percentage of services reimbursed under government programs for the 2014 third quarter when compared with the prior-year period.

Same-unit growth attributable to patient volume increased by 2.1 percent for the 2014 third quarter when compared to the prior-year period. Volume growth in our hospital-based anesthesia, neonatal intensive care and other pediatric services was partially offset by declines in pediatric cardiology and maternal-fetal medicine services. For the 2014 third quarter, compared to the 2013 period, same-unit neonatal intensive care unit (NICU) patient days were up 2.3 percent.

Operating income for the 2014 third quarter was $138.1 million, up 12.0 percent from $123.3 million for the prior-year period. Operating margin was 22.0 percent for the 2014 third quarter, as compared to 22.2 percent for the prior-year period. The decrease of 18 basis points was primarily the result of the variability in margins due to the mix of practices acquired since July 2013, partially offset by slower growth in general and administrative expenses as compared to revenue.

For the 2014 third quarter, general and administrative expenses were $60.6 million, as compared to $54.7 million for the prior-year period, a growth rate of 11.0 percent. General and administrative expenses as a percentage of net patient service revenue was 9.7 percent for the three months ended September 30, 2014, slightly lower than in the prior-year period.

MEDNAX generated net income of $86.2 million for the 2014 third quarter, or $0.86 per share based on a weighted average 100.1 million shares outstanding. This compares with net income of $77.0 million, or $0.76 per share, for the 2013 third quarter, based on a weighted average 101.2 million shares outstanding.

Through the nine months of 2014, MEDNAX has generated revenue of $1.8 billion, up 12.7% from $1.6 billion for the prior-year period. Operating income for the nine months ended September 30, 2014, grew by 13.3% to $371.9 million, up from $328.2 million for the first nine months of 2013. MEDNAX earned net income of $228.9 million, or $2.28 per share, through September 30, 2014, based on a weighted average 100.2 million shares outstanding, which compares to net income of $201.5 million, or $2.00 per share, based on a weighted average 101.0 million shares for the first nine months of 2013.

MEDNAX had cash and cash equivalents of $71.8 million at September 30, 2014, and net accounts receivable were $345.2 million.

During the 2014 third quarter, MEDNAX generated cash flow from operations of $159.4 million, as compared to $157.9 million for the 2013 third quarter.

MEDNAX used approximately $213.3 million of its cash during the 2014 third quarter to fund acquisitions and to make contingent purchase price payments for previously completed acquisitions. During the third quarter of 2014, one physician group practice was acquired, becoming part of American Anesthesiology, and the Company also acquired MedData, a rapidly-growing provider of revenue cycle management services, including professional and facility coding, billing and collections, as well as an industry leading early out / patient pay solution, to emergency department, hospitalist, and other physician specialty groups, as well as to hospitals. Through the first nine months of 2014, MEDNAX acquired a total of seven physician group practices, six joining American Anesthesiology and one joining Pediatrix Medical Group, as well as acquiring MedData and a small, complementary consulting services company, for a total of nine acquisitions.

Since the end of the 2014 third quarter, MEDNAX has announced the acquisitions of Houston Perinatal Associates, a private physician group practice based in Houston, TX, and NEXus Medical Group, LLC and its subsidiary, Meridian Anesthesia Consultants, LLC, based in Macon, GA.

2014 Fourth Quarter Outlook

For the 2014 fourth quarter, MEDNAX expects earnings will be in a range of $0.83 to $0.87 per share. This outlook assumes that total same-unit revenue growth for the three months ended December 31, 2014 will grow by two percent to four percent from the prior-year period. The forecast estimates that this growth will be evenly divided between volume and net reimbursement-related factors.

Included in the outlook for the 2014 fourth quarter is approximately $0.06 per share from Medicaid parity, reflecting the impacts from incentive compensation and income taxes, compared to $0.05 per share in the 2013 fourth quarter.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., E.D.T. today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight E.D.T. November 13, 2014 by dialing 800.475.6701, access Code 338690. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national medical group that comprises the nation’s leading providers of neonatal, anesthesia, maternal-fetal and pediatric medical and surgical subspecialty services. The Company is reshaping the delivery of care within its specialties and subspecialties using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a division of MEDNAX, was founded in 1979 and includes neonatal physicians who provide services at more than 360 neonatal intensive care units, and collaborate with affiliated maternal-fetal medicine, pediatric cardiology, pediatric critical care and physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation’s largest provider of newborn hearing screens. American Anesthesiology, a division of MEDNAX, was established in 2007 and includes more than 2,225 anesthesiologists and advanced practitioners who provide anesthesia care to patients in connection with surgical and other procedures as well as pain management. MEDNAX, through its affiliated professional corporations, employs approximately 2,575 physicians in 34 states and Puerto Rico. Additional information is available at www.mednax.com.

###

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Condensed Consolidated Statements of Income

(in thousands, exce
pt per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net revenue	$626,506	$554,730	$1,788,389	$1,586,625

Operating expenses:
Practice salaries and benefits	394,794	346,879	1,139,050	1,008,002
Practice supplies and other operating expenses	21,570	19,445	65,452	58,361
General and administrative expenses	60,643	54,654	179,886	162,573
Depreciation and amortization	11,356	10,461	32,088	29,475

Total operating expenses	488,363	431,439	1,416,476	1,258,411

Income from operations	138,143	123,291	371,913	328,214
Investment and other income	563	372	2,533	1,170
Interest expense	(2,019)	(1,507)	(5,578)	(4,369)
Equity in earnings of unconsolidated affiliate	725	—	875	—

Total non-operating expenses	(731)	(1,135)	(2,170)	(3,199)

Income before income taxes	137,412	122,156	369,743	325,015
Income tax provision	51,174	45,198	140,820	123,472

Net income	86,238	76,958	228,923	201,543
Less: Net income attributable to noncontrolling interests	(31)	—	(40)	—

Net income attributable to MEDNAX, Inc.	$86,207	$76,958	$228,883	$201,543

Net income attributable to MEDNAX, Inc. common and common equivalent share (diluted)	$0.86	$0.76	$2.28	$2.00

Weighted average shares used in computing net income attributable to MEDNAX, Inc. per common and common equivalent share (diluted)	100,145	101,178	100,168	100,962

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of September 30, 2014	As of December 31, 2013
Assets:
Cash and cash equivalents	$71,822	$31,137
Short-term investments	7,281	6,457
Accounts receivable, net	345,169	285,397
Other current assets	56,789	45,134
Goodwill, other assets, property and equipment	2,997,156	2,640,591

Total assets	$3,478,217	$3,008,716

Liabilities and equity:
Accounts payable and accrued expenses	$300,321	$308,754
Total debt	288,500	27,235
Other liabilities	384,284	329,739

Total liabilities	973,105	665,728
Total equity	2,505,112	2,342,988

Total liabilities and equity	$3,478,217	$3,008,716